United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 18, 2012

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho  83706

 (Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 8.01 below.

Item 7.01  Regulation FD Disclosure.

On June 18, 2012, PCS Edventures!.com, Inc. (“we,” “our” or “us” and words of similar import) disseminated a Press release with respect our STEM Academy Partnership progress.  See the Press Release attached as Exhibit 99.1.

Item 8.01  Other Information.

On April 18, 2012, we agreed to enter into a Promissory Note with Anthony A. Maher for $25,000 at an annual rate of 7.5% interest.  The balance is due in full on or before April 18, 2017.  Final loan documents between Mr. Maher and us were not executed and delivered until June 15, 2012.

On June 13, 2012, our $15,000 Convertible Promissory Note with Anthony A. Maher and our $35,000 Convertible Promissory Note with Maher Family Partnership, LLP,  dated February 29, 2012, were extended from the original respective due dates of May 31, 2012, to July 31, 2012, under the terms and conditions of the original Promissory Notes.

On June 14, 2012, Todd Hackett, a Convertible Promissory Note Holder and one of our shareholders, converted a $50,000 Convertible Promissory Note dated February 29, 2012, into 1,028,770 shares of our “restricted” common stock in accordance with the terms of his Convertible Promissory Note.

On June 14, 2012, we executed a Promissory Note in favor of Todd Hackett, a Note Holder and one of our shareholders, for $60,000 at 15% interest per annum, secured by seven of our sales orders to finance inventory purchases.  The Promissory Note is due on or before August 14, 2012.  There is no conversion feature associated with this Promissory Note.

On June 7, 2012 Leann R. Gilberg, Robert O. Grover and Brett Newbold, three of our officers, as well as Anthony A. Maher, an employee and shareholder, and Todd Hackett, a shareholder, each converted his/her respective $2,400 Convertible Promissory Note dated May 3, 2012, into 60,288 shares of our “restricted” common stock in accordance with the terms of said Convertible Promissory Notes.  Form 4’s were filed for the three officers on June 12, 2012.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.

Exhibit Description

99.1

Press Release dated June 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	June 21, 2012	By:	/s/ Leann R. Gilberg
Leann R. Gilberg
CFO

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